Exhibit 99.1

[GRAPHIC OMITTED][COEUR D’ALENE LOGO]

CONTACT:	Tony Ebersole Director of Investor Relations 1-800-523-1535

COEUR REPORTS 4TH QUARTER AND 2003 RESULTS

- South American operations continue low-cost production growth-
-Restructuring completed, $250 million cash position to help fund future growth projects-
— Updated feasibility studies for major development projects on track-

COEUR D’ALENE, Idaho – February 19, 2004

Highlights

•	Fourth quarter silver production of 3.5 million ounces at average cash cost per ounce of $3.47.

•	Full year silver production of 14.2 million ounces at an average cash cost per ounce of $3.27.

•	Fourth quarter gold production of 26,108 ounces.

•	Full year gold production of 119,518 ounces.

•	First full year of Cerro Bayo/Martha mine production of 4.9 million ounces of silver and 67,155 ounces of gold. Average cash cost of $0.60 per ounce of silver produced for the year.

•	Discovery of 800,000 ounces of additional high-grade silver equivalent ounces of reserves and 2.4 million tons of mineralized material averaging 4.18 ounces of silver per ton and .09 ounces of gold per ton at Cerro Bayo and Martha, with average discovery cost of $0.10 per ounce.

•	Total year-end reserves measure 174.6 million ounces of silver and 1.4 million ounces of gold.

•	Current cash, cash equivalents and short-term investments stand at approximately $252.7 million at January 31, 2004, giving effect to recent $180 million offering of 1.25% Senior Convertible Notes due 2024, net of offering costs.

•	San Bartolome and Kensington development projects in Bolivia and Alaska scheduled for final feasibility completion in the 2nd quarter of 2004 with construction decisions to follow.

“During 2003, Coeur completed its major debt restructuring and is now in its strongest financial position in a decade, allowing us to move forward with our growth plans to significantly increase silver and gold production while lowering overall costs,” said Dennis E. Wheeler, Chairman and Chief Executive Officer. “Giving effect to our Notes offering in January 2004, Coeur now has cash, cash equivalents and short-term investments at January 31, 2004 of approximately $252.7 million. This can help fund our internal projects, including our San Bartolome silver project in Bolivia, and our Kensington gold project in Alaska, as well as allow us to pursue additional growth opportunities. We have improved projected economics at both of these development projects, and the updated feasibility studies remain on track for completion in the second quarter of 2004.”

“Meanwhile, our Cerro Bayo and Martha mines in South America, which have fueled our recent growth, continued their strong performances in the fourth quarter and throughout 2003, with combined full-year cash operating costs of $0.60 per ounce of silver produced. Our accelerated exploration program at the two mines has increased resource levels and extended mine life by adding high-grade reserves at very low discovery costs. Because of our excellent performance there, we have increased our company-wide 2004 exploration budget to $10.7 million, most of which will be spent in South America, where we look to add to reserves and further extend the life of these two young mines and large, highly prospective mining properties,” Mr. Wheeler added.

Financial Summary

Coeur d’Alene Mines Corporation (NYSE:CDE) today reported fourth quarter 2003 revenue of $30.6 million, an increase of 6% over reported revenue of $28.8 million in the fourth quarter of 2002. For the full year 2003, the Company reported revenue of $109.7 million, up 16% from the $94.5 million reported in the previous year. The increase was due primarily to the first complete year of production from the Company’s low-cost Cerro Bayo and Martha mines in South America, which began production in the second quarter of 2002.

During the fourth quarter of 2003, the Company reported a net loss of $13.5 million, or $0.06 per share, compared to a net loss of $46.1 million, or $0.44 per share, a year ago. The most recent fourth quarter included a loss on retirement of debt of $7.6 million and an additional interest payment of $1.1 million triggered by the exchange in November 2003 of the Company’s 9% Senior Convertible Notes. Excluding these non-recurring items, the Company would have reported a net loss of $4.8 million in the recent fourth quarter.

For the full year 2003, the Company reported a net loss of $67.0 million, or $0.40 per share, compared to a net loss of $81.2 million, or $1.04 per share in 2002. The most recent year included a $41.6 million loss on the early retirement of debt, a $2.3 million loss for the cumulative effect of change in accounting principle, and an additional interest payment of $7.0 million triggered by the early retirement of debt. Absent the nonrecurring items, the Company would have reported a net loss of $16.1 million for 2003.

In 2003, Coeur continued and substantially completed the restructuring of its debt by eliminating indebtedness in the approximate amount of $70 million, constituting approximately 88% of Coeur’s indebtedness as of January 1, 2003. Coeur ended 2003 with $9.6 million in convertible debt outstanding, and on February 11, 2004 Coeur announced that it would redeem this debt for cash in March 2004. On January 13, 2004, the Company completed an offering of $180 million of 1.25% Senior Convertible Notes due 2024. Giving effect to these post year-end transactions, Coeur’s cash, cash equivalents and short-term investments at January 31, 2004 stand at approximately $252.7 million.

For the fourth quarter, Coeur realized an average silver price of $5.18 per ounce compared to an average realized price during last year’s fourth quarter of $4.53 per ounce. For its gold production, Coeur realized an average price of $359 per ounce during the fourth quarter of 2003 compared to an average gold price of $324 per ounce during the same period last year. The market prices of silver (Handy & Harman) and gold (London Final) on February 18, 2004 were $6.73 and $414.50 per ounce, respectively.

Overview of Operations

South America

Cerro Bayo (Chile)

•	1.1 million ounces of silver and 14,982 ounces of gold produced during the fourth quarter.
•	Extremely low cash costs of $0.52 per ounce of silver during the fourth quarter.
•	Full year silver production of 4.9 million ounces and 67,155 ounces of gold production in 2003.
•	Cash costs of $0.60 per ounce of silver for the year.
•	Exploration added 2.8 million silver equivalent ounces of reserves and 2.4 million tons of resources averaging 3.6 ounces of silver per ton and .09 ounces of gold per ton at an average discovery cost of $0.09 per ounce.
•	Additional high-grade vein structures intersected during recent drilling program.

In its first full year of operations, Cerro Bayo silver production increased 56% over 2002 levels and gold production increased 49% over the same period. Continued low cash costs were achieved of $0.52 per ounce of silver in the fourth quarter and $0.60 per ounce for the full year 2003.

The Company’s exploration program at Cerro Bayo, which was accelerated in the second half of 2003, resulted in total year-end proven and probable reserves of 5.4 million ounces of silver and 94,000 ounces of gold. Mineralized material doubled to 3.5 million tons, averaging 4.83 ounces of silver per ton and 0.10 ounces of gold per ton. The most significant of the new discoveries in 2003 included extensions of the Javiera and Wendy veins, and the Lucero and Veronica veins, which are near existing stockworks and can be brought quickly and economically into production. An additional 130 veins have been identified for further exploration and possible development upon the 103 square miles surrounding the property.

The Company has budgeted $3.5 million in 2004 for exploration at Cerro Bayo designed to increase proven and probable reserves to a sustained level equal to five year’s mine life. Most the new drilling this year will be focused near the existing mine.

Martha (Argentina)

•	Mined and transported approximately 4,381 tons of ore to Cerro Bayo during the fourth quarter, averaging 60 — 70 silver equivalent ounces per ton.
•	Total reserves of 1.4 million silver ounces and mineralized material of 24,000 tons at an average grade of 78 silver ounces per ton at December 31, 2003.
•	Total 2004 exploration budget at Martha of $2.3 million.

Martha remains among the highest-grade silver mines in the world. At year-end, proven and probable reserves amounted to 1.35 million silver ounces and mineralized material amounted to 24,000 tons at an average grade of 78 ounces per ton. The extension of the reserves at Martha now exceeds the parameters upon which the acquisition of this property was based.

Coeur has increased its exploration budget at Martha to $2.3 million for 2004, an increase of 323% over 2003 levels. The current exploration program continues to focus on extensions of high grade ore shoots known to exist on the property and two drill rigs are operating full time. The Company believes there is excellent potential to discover additional silver resources on prospects within the 450 square miles it controls in the Santa Cruz Province, which includes the Martha Mine.

North America

Rochester Mine (Nevada)

•	Rochester joined the ranks as one of history’s greatest silver and gold mines when in early January of this year, Rochester exceeded 100 million ounces of silver production and one million ounces of gold production since operations began in 1986.
•	1.4 million ounces of silver and 11,126 ounces of gold produced during the fourth quarter
•	Average cash operating cost in quarter of $4.82 per ounce
•	Full year 2003 production of 5.6 million ounces of silver and 52,363 ounces of gold
•	Average 2003 cash costs of $4.67 per ounce of silver
•	Gold production expected to increase in 2004

Cash operating costs were higher in the fourth quarter and full year 2003 compared to the previous year due to the changeover to the new life-of-mine crushing facility, which was completed in late October. Mining has commenced in the area under the previous crusher, which contains some of the highest-grade gold ores on the property. This will increase gold production levels during 2004. During 2004, the Company expects the cost per ounce of silver produced to decline.

Coeur Silver Valley – Galena Mine (Idaho)

•	Fourth quarter silver production of 1.0 million ounces
•	Average cash cost during quarter of $4.76 per ounce of silver
•	Full year silver production of 3.7 million ounces of silver

•	Full year average cash costs of $4.66 per ounce of silver

Coeur has budgeted $1.3 million for exploration at Silver Valley in 2004 for the mine’s ongoing long-term development plan, which is expected to increase production levels by approximately 40%, to 5.3 million ounces, commencing in 2006. Drilling in the fourth quarter continued to focus on extensions of known veins at the 4900 level and at the 2400 level in the Upper Silver Vein. Some of the drifting at the 4900 level is extending toward the Coeur mine, where existing infrastructure is expected to be utilized in future production.

Development Projects

During the second quarter of 2004, the Company expects to complete ongoing optimization and feasibility work at the Company’s two major development projects, the San Bartolome (Bolivia) silver project and Kensington (Alaska) gold project. The development timetables at the two properties remain on schedule and it is expected that these projects could boost company gold and silver production in 2006 following a production decision.

San Bartolome – Bolivia

Based on current information, Coeur expects silver production at San Bartolome of up to 6 million ounces per year – approximately a 40% increase over current Company-wide levels – at an average cash operating cost of approximately $2.50 per ounce. The low operating costs are due in part to the fact that it has been established that tin can be commercially recovered. San Bartolome has an anticipated mine life of over 14 years. Capital costs to construct the mine are currently estimated at approximately $80 million. Recent feasibility work in defining the orebodies has indicated the potential to expand mineral resources. As a consequence, the Company is reviewing an alternative to increase the planned plant throughput. Advanced metallurgical test work indicates changes in the processing circuit may result in increases in silver recovery. The Company is now assessing the impact of such on revenue, operating costs and capital associated with such improvements. The measured and indicated resources are currently under study and Coeur expects this to result in a marked increase in the proven and probable reserves which were reported in July 2003 at 123 million ounces of silver. San Bartolome ore consist of silver-bearing gravel deposits that can be hauled directly to processing facilities. The deposits are located near Potosi, Bolivia, in a region with historical silver production of over two billion ounces.

The updated feasibility study and necessary permits at San Bartolome are expected in the second quarter of 2004. Subject to the completion of the updated feasibility study and the confirmation of earlier findings, a construction decision could be made. Construction is projected to take approximately 18 months.

Kensington – Alaska

Following re-engineering and optimization work, capital costs necessary to place the Kensington Gold Project into production are currently estimated at approximately $75 million, with a current mine life of approximately ten years at a cash cost of production of approximately $195. Coeur believes that significant exploration potential exists at Kensington and intends to continue an active exploration program upon commencement of mine development.

Coeur anticipates receiving all necessary permits for Kensington during the second quarter of 2004, and could reach a final decision on developing the mine after completion of the permitting and completion of the updated feasibility study. Kensington is located approximately 45 miles north of Juneau, Alaska and contains an estimated 1.0 million ounces of proven and probable gold reserves and mineralized material totaling 7.3 million tons at an average grade of 0.12 per ton.

Exploration Projects

On February 10, 2004, Coeur announced the acquisition of ten mineral properties in Tanzania where it plans to begin early stage exploration activities in the second quarter of 2004. The ten prospecting licenses, which are valid for three years with options to renew, cover 315 square miles (815 square kilometers) in northwestern Tanzania, near Lake Victoria, in an emerging gold mining region.

Also, in Mexico, Coeur has elected not to pursue the purchase of the mining assets of Minera Real de Cosala S.A. located in the State of Sinaloa. We continue to evaluate other opportunities in Mexico.

Commodity Hedging

Coeur does not hedge any of its silver production. At December 31, 2003, the Company had 16,600 ounces of gold sold forward over the next 12 months at an average price of $348 per ounce.

Coeur d’Alene Mines Corporation is the country’s largest primary silver producer, as well as a significant, low-cost producer of gold. The Company has mining interests in Nevada, Idaho and Alaska in the United States, Argentina, Chile and Bolivia in South America and Tanzania in Africa.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” in this press release which the SEC guidelines strictly prohibit us from including in our filings with the SEC. U.S. investors are urged to consider closely the disclosure in our Form 10-K for the year ended December 31, 2003. You can review and obtain copies of that filing from the SEC website at http://www.sec.gov/edgar.html.

This document contains numerous forward-looking statements relating to the Company’s silver and gold mining business. The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. Operating, exploration and financial data, and other statements in this document are based on information the company believes reasonable, but involve significant uncertainties as to future gold and silver prices, costs, ore grades, estimation of gold and silver reserves, mining and processing conditions, changes that could result from the Company’s future acquisition of new mining properties or businesses, the risks and hazards inherent in the mining business (including environmental hazards, industrial accidents, weather or geologically related conditions), regulatory and permitting matters, and risks inherent in the ownership and operation of, or investment in, mining properties or businesses in foreign countries. Actual results and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

COEUR D’ALENE MINES CORPORATION
PRODUCTION STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2003	2002	2003	2002
ROCHESTER MINE
Gold ozs	11,126	19,465	52,363	71,905
Silver ozs	1,424,392	1,647,431	5,585,385	6,417,792
Cash Costs per oz./silver	$4.82	$2.65	$4.67	$2.99
Full Costs per oz./silver	$5.70	$3.41	$5.58	$3.75
GALENA MINE
Silver ozs	1,001,947	1,257,468	3,735,663	5,302,721
Cash Costs per oz./silver	$4.76	$4.41	$4.66	$4.25
Full Costs per oz./silver	$5.20	$5.29	$5.03	$5.00
CERRO BAYO (A)
Gold ozs	14,982	24,209	67,155	45,209
Silver ozs	1,092,901	1,970,278	4,868,854	3,112,169
Cash Costs per oz./silver	$0.52	$(0.10)	$0.60	$0.38
Full Costs per oz./silver	$2.19	$1.06	$2.53	$1.86
CONSOLIDATED TOTALS
Gold ozs	26,108	43,674	119,518	117,114
Silver ozs	3,519,240	4,875,177	14,189,902	14,832,682
Cash Costs per oz./silver	$3.47	$1.99	$3.27	$2.89
Full Costs per oz./silver	$4.47	$2.94	$4.39	$3.80
Gold ozs. sold	29,655	32,546	126,942	98,537
Silver ozs. sold	3,996,513	3,779,620	14,894,210	13,347,477
Price realized per oz./gold	$359	$324	$344	$312
Price realized per oz./silver	$5.18	$4.53	$4.87	$4.64

(A)     The Company commenced production in April 2002.

        Note: “Cash Costs per Ounce” are calculated by dividing the cash costs computed for each of the Company’s mining properties for a specified period by the amount of gold ounces or silver ounces produced by that property during that same period. Management uses cash costs per ounce produced as a key indicator of the profitability of each of its mining properties. Gold and silver are sold and priced in the world financial markets on a US dollar per ounce basis. By calculating the cash costs from each of the Company’s mines on the same unit basis, management can easily determine the gross margin that each ounce of gold and silver produced is generating.

        “Cash Costs” are costs directly related to the physical activities of producing silver and gold and include mining, processing and other plant costs, deferred mining adjustments, third-party refining and smelting costs, marketing expense, on-site general and administrative costs, royalties, in-mine drilling expenditures that are related to production and other direct costs. Sales of by-product metals (primarily gold and copper) are deducted from the above in computing cash costs. Cash costs exclude depreciation, depletion and amortization, corporate general and administrative expense, exploration, interest, and pre-feasibility costs and accruals for mine reclamation. Cash costs are calculated and presented using the “Gold Institute Production Cost Standard” applied consistently for all periods presented.

        Total cash costs per ounce is a non-GAAP measurement and investors are cautioned not to place undue reliance on it and are urged to read all GAAP accounting disclosures presented in the consolidated financial statements and accompanying footnotes. In addition, see the reconciliation of “cash costs” to production costs under the “Costs and Expenses” set forth below:

THREE MONTHS ENDED DECEMBER 31, 2003
(In thousands except ounces and per ounce costs)

	Rochester	Galena	Cerro Bayo	Total
Production of Silver (ounces)	1,424,392	1,001,947	1,092,901	3,519,240
Cash Costs per ounce	$4.82	$4.76	$0.52	$3.47

Total Cash Costs	$6,866	$4,769	$563	$12,198
Add/Subtract:
Third Party Smelting Costs	(211)	(1,409)	(904)	(2,524)
By-Product Credit	4,364	673	5,880	10,917
Deferred Stripping Adjustment	(80)	--	--	(80)
Change in Inventory	(1,036)	(144)	2,790	1,610

Production Costs (GAAP)	$9,903	$3,889	$8,329	$22,121

THREE MONTHS ENDED DECEMBER 31, 2002 (In thousands except ounces and per ounce costs)
	Rochester	Galena	Cerro Bayo	Total
Production of Silver (ounces)	1,647,431	1,257,468	1,970,278	4,875,177
Cash Costs per ounce	$2.65	$4.41	$(0.10)	$1.99

Total Cash Costs	$4,370	$5,541	$(191)	$9,720
Add/Subtract:
Third Party Smelting Costs	(222)	(1,765)	(295)	(2,282)
By-Product Credit	6,289	707	7,874	14,870
Accrued Reclamation Costs	298	162	86	546
Deferred Stripping Adjustment	(36)	--	--	(36)
Change in Inventory	5,377	(174)	(4,090)	1,113

Production Costs (GAAP)	$16,076	$4,471	$3,384	$23,931

YEAR ENDED DECEMBER 31, 2003 (In thousands except ounces and per ounce costs)
	Rochester	Galena	Cerro Bayo	Total
Production of Silver (ounces)	5,585,385	3,735,663	4,868,854	14,189,902
Cash Costs per ounce	$4.67	$4.66	$0.60	$3.27

Total Cash Costs (000's)	$26,062	$17,392	$2,911	$46,365
Add/Subtract:
Third Party Smelting Costs	(811)	(4,939)	(4,675)	(10,425)
By-Product Credit	18,980	2,256	24,383	45,619
Deferred Stripping Adjustment	(322)	--	--	(322)
Change in Inventory	(5,149)	(165)	1,938	(3,376)

Production Costs (GAAP)	$38,760	$14,544	$24,557	$77,861

YEAR ENDED DECEMBER 31, 2002
(In thousands except ounces and per ounce costs)

	Rochester	Galena	Cerro Bayo	Total
Production of Silver (ounces)	6,417,792	5,302,721	3,112,169	14,832,682
Cash Costs per ounce	$2.99	$4.25	$0.38	$2.89

Total Cash Costs (000's)	$19,206	$22,531	$1,191	$42,928
Add/Subtract:
Third Party Smelting Costs	(1,013)	(7,576)	(1,003)	(9,592)
By-Product Credit	22,328	3,058	14,495	39,881
Accrued Reclamation Costs	1,161	636	86	1,883
Deferred Stripping Adjustment	(174)	--	--	(174)
Change in Inventory	15,122	(125)	(7,068)	7,929

Production Costs (GAAP)	$56,630	$18,524	$7,701	$82,855

CONSOLIDATED BALANCE SHEETS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

	December 31,
	2003	2002
ASSETS	(In Thousands)
CURRENT ASSETS
Cash and cash equivalents	$62,417	$9,093
Short-term investments	19,265	518
Receivables and prepaid expenses, net	9,979	7,185
Ore on leach pad	17,388	11,082
Metal and other inventory	12,535	14,846

	121,584	42,724
PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	87,546	76,194
Less accumulated depreciation	(52,868)	(49,531)

	34,678	26,663
MINING PROPERTIES
Operational mining properties	114,018	92,149
Less accumulated depletion	(90,245)	(71,833)

	23,773	20,316
Mineral interests	20,125	18,825
Non-producing and developmental properties	25,121	28,129

	69,019	67,270
OTHER ASSETS
Non-current ore on leach pad	14,705	15,474
Restricted investments	8,710	13,108
Debt issuance costs, net	87	1,034
Marketable securities	19	915
Other	9,474	5,900

	32,995	36,431

TOTAL ASSETS	$258,276	$173,088

CONSOLIDATED BALANCE SHEETS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES

	December 31,
	2003	2002
LIABILITIES AND SHAREHOLDERS' EQUITY	(In Thousands)
CURRENT LIABILITIES
Accounts payable	$7,772	$5,962
Accrued liabilities	5,218	4,334
Accrued interest payable	120	1,610
Accrued salaries and wages	5,705	5,594
Current portion of remediation costs	1,278	926
13 3/8% Convertible Senior Subordinated Notes Due December 2003	--	12,735
Current portion of bank financing	2,367	4,918

	22,460	36,079
LONG-TERM LIABILITIES
6 3/8% Convertible Subordinated Debentures due January 2004	--	55,132
7 1/4% Convertible Subordinated Debentures due October 2005	9,563	11,665
Reclamation and mine closure	20,934	14,458
Other long-term liabilities	9,032	8,456

	39,529	89,711
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
Common Stock, par value $1.00 per share-authorized 250,000,000 shares, issued 214,195,186 and 119,653,267 in 2003 and 2002 (1,059,211
shares held in treasury)	214,195	119,653
Additional paid in capital	542,900	420,863
Accumulated deficit	(546,241)	(479,207)
Shares held in treasury	(13,190)	(13,190)
Accumulated other comprehensive loss	(1,377)	(821)

	196,287	47,298

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$258,276	$173,088

CONSOLIDATED STATEMENTS OF OPERATIONS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(UNAUDITED)

	3 Months Ended December 31,		12 Months Ended December 31,
	2003	2002	2003	2002
	(In thousands except for per share data)
REVENUES
Sales of metal	$29,612	$25,486	$107,720	$85,944
Interest and other	948	3,343	2,019	8,544

Total revenues	30,560	28,829	109,739	94,488
COSTS AND EXPENSES
Production	22,121	23,931	77,861	82,855
Depreciation and depletion	3,672	5,381	16,627	13,511
Administrative and general	4,023	3,082	12,264	8,806
Exploration	1,580	1,452	4,947	3,849
Pre-feasibility	738	306	1,967	2,606
Interest	2,125	4,517	12,851	21,948
Write-down of mining properties and other	2,222	20,136	6,393	23,060
Loss on exchange and early retirement of debt	7,607	16,141	41,564	19,061

Total cost and expenses	44,088	74,946	174,474	175,696

NET LOSS FROM CONTINUING OPERATIONS	(13,528)	(46,117)	(64,735)	(81,208)
Income tax (provision) benefit	--	--	7	--

NET LOSS BEFORE CUMULATIVE CHANGE IN ACCOUNTING
PRINCIPLE	(13,528)	(46,117)	(64,728)	(81,208)
Cumulative effect of change in accounting principle	--	--	(2,306)	--

NET LOSS	(13,528)	(46,117)	(67,034)	(81,208)
Other comprehensive loss	(237)	(419)	(556)	(1,470)

COMPREHENSIVE LOSS	$(13,765)	$(46,536)	$(67,590)	$(82,678)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(13,528)	$(46,117)	$(67,034)	$(81,208)

BASIC AND DILUTED LOSS PER SHARE:
Weighted average number of shares of common stock	211,232	104,422	168,186	78,193

Net loss per common share before cumulative change in
accounting principle	$(0.06)	$(0.44)	$(0.39)	$(1.04)
Cumulative change in accounting principle	$--	$--	(0.01)	$--

Net loss per common share	$(0.06)	$(0.44)	$(0.40)	$(1.04)

CONSOLIDATED STATEMENTS OF CASH FLOWS
COEUR D’ALENE MINES CORPORATION AND SUBSIDIARIES
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2003 AND 2002
(UNAUDITED)

	3 Months Ended December 31,		12 Months Ended December 31,
	2003	2002	2003	2002
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(13,528)	$(46,117)	$(67,034)	$(81,208)
Add (deduct) noncash items:
Depreciation and depletion	3,672	5,381	16,627	13,511
Loss (gain) on early retirement of debt	7,607	16,141	41,564	19,061
Cumulative effective of change in accounting	--	2,306
principle
Interest expense on Convertible Senior
Subordinated Notes paid in Common Stock	--	3,962	8,191	13,585
Other charges	1,260	(2,208)	2,349	24
Write-down of mining properties	--	19,047	--	19,047
Unrealized loss on written call options	--	--	--	62
Unrealized (gain) loss on sale of short-term	(40)	166	(40)	(916)
investment
Changes in Operating Assets and Liabilities:
Receivables and prepaid expenses	(2,629)	398	(6,191)	(1,795)
Inventories	1,398	1,023	(3,226)	7,311
Accounts payable and accrued liabilities	1,668	1,418	328	2,834

CASH USED IN OPERATING ACTIVITIES	(592)	(789)	(5,126)	(8,484)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(17,527)	(30,449)	(99,782)	(40,131)
Proceeds from sales of short-term investments	6,040	28,070	86,168	40,870
Proceeds from sale of assets	370	3,852	370	4,117
Expenditures on mining assets	(4,812)	(2,385)	(19,914)	(10,316)
Other	(421)	(41)	(196)	(515)

CASH USED IN INVESTING ACTIVITIES	(16,350)	(953)	(33,354)	(5,975)
CASH FLOWS FROM FINANCING ACTIVITIES:
Retirement of long-term debt	(17,264)	--	(39,717)	(9,427)
Proceeds from issuance of common stock, net of
issuance costs	13,326	--	100,304	--
Proceeds from issuance of long-term debt, net of
issuance costs	--	(326)	33,786	13,532
Bank Borrowings on working capital facility	7,917	3,976	30,785	4,918
Payments to bank on working capital facility	(11,512)	(33,226)
Other	(33)	(32)	(128)	(185)

CASH PROVIDED BY (USED IN)
FINANCING ACTIVITIES:	(7,566)	3,618	91,804	8,838

INCREASE (DECREASE) IN CASH AND
CASH EQUIVALENTS	(24,508)	1,876	53,324	(5,621)
Cash and cash equivalents at beginning of period	86,925	7,217	9,093	14,714

Cash and cash equivalents at end of period	$62,417	$9,093	$62,417	$9,093

        During the year ending December 31, 2003, holders of $12.7 million principal amount of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series I 13 3/8% Notes”) voluntarily converted such notes into approximately 9.4 million shares of common stock. In addition, 0.2 million shares of common stock were issued as payment for $0.3 million of interest expense on the Series I 13 3/8% Notes.

        During the year ending December 31, 2003 the Company exchanged $32.6 million, $27.9 million and $2.1 million principal amount of its outstanding 9% Senior convertible Notes (the “9% Notes”, 6-3/8% and 7-¼% Convertible Subordinated Debentures, respectively, for 40.9 million shares of common stock and recorded a loss of approximately $33.9 million. In addition, 5.1 million shares of common stock were issued as payment for $8.1 million of interest expense on these Notes and Debentures.

        During the 4th quarter of 2002, holders of $2.9 million principal amount of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series I 13 3/8% Notes”) and holders of $7.4 million principal amount of the Series II 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series II 13 3/8% Notes”)voluntarily converted such notes into approximately 2.0 million and 5.5 million shares of Common Stock, respectively. In addition, 3.6 million shares of common stock were issued as payment for $2.8 million of interest expense on the Notes in the 4th quarter.

        During the 4th quarter of 2002 the Company purchased $10.3 million and $2.7 million principal amount of its outstanding 6 3/8% and 7-¼% Convertible Subordinated Debentures, respectively, in exchange for 8.7 million shares of common stock and recorded a loss of approximately $16.1 million. In addition, 0.9 million shares of common stock were issued as payment for $1.2 million of interest expense on these Debentures.

        In May 2002, the Company issued $21.5 million principal amount of Series II 13 3/8% Notes, for proceeds of approximately $13.5 million, net of discount of $5.5 million and net of offering costs of approximately $2.5 million.

        During the year ending December 31, 2002, holders of $28.7 million principal amount of the Series I 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series I 13 3/8% Notes”) and holders of $21.5 million principal amount of the Series II 13 3/8% Convertible Senior Subordinated Notes due December 31, 2003 (the “Series II 13 3/8% Notes”)voluntarily converted such notes into approximately 21.2 million and 15.9 million shares of Common Stock, respectively. In addition, 8.0 million shares of common stock were issued as payment for $12.3 million of interest expense on the Notes in the 4th quarter.

        During the year ending December 31, 2002 the Company repurchased $13.7 million, $11.1 million and $3.0 million principal amount of its outstanding 6%, 6-3/8% and 7-¼% Convertible Subordinated Debentures, respectively, in exchange for 24.4 million shares of common stock and recorded a loss of approximately $19.1 million. In addition, 0.9 million shares of common stock were issued as payment for $1.2 million of interest expense on these Debentures.